UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 18, 2006

IRIDEX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-27598	77-0210467

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1212 Terra Bella Avenue
Mountain View, California 94043
(Address of principal executive offices, including zip code)
(650) 940-4700
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
     On December 18, 2006, the Audit Committee of the Company’s Board of Directors determined that the financial statements contained in the Company’s Quarterly Report on Form 10-Q for the first quarter of its 2006 fiscal year, which ended April 1, 2006, should no longer be relied upon because of an error in such financial statements as addressed in Accounting Principles Board Opinion No. 20. As a result, the Company will restate the condensed consolidated financial statements for the first quarter of 2006 contained in its Quarterly Report on Form 10-Q for the first quarter of 2006 in an amended Quarterly Report on Form 10-Q/A that will be filed with the Securities and Exchange Commission. The restated condensed consolidated financial statements to be contained in the amended Quarterly Report on Form 10-Q/A that will be filed with the Securities and Exchange Commission will reflect adjustments relating to the overstatement of revenue in both the ophthalmology and dermatology segments and the related cost of sales, operating expenses and income tax.
     As disclosed in the Company’s Current report on Form 8-K dated August 21, 2006, in August 2006, the Audit Committee of the Board of Directors engaged outside counsel and initiated an independent review of the Company’s revenue recognition practices. This review was initiated in response to an allegation made by a former employee that the Company had recognized revenue prematurely in its fourth quarter of 2004. The investigation concluded that the Company has prematurely recognized revenue in 2004, but the error did not arise from any wrongful intent to impact the Company’s financials. In the course of this review, other errors unrelated to the allegation were identified from the period beginning in the fourth quarter of 2003 through the first quarter of 2006. As it relates to the errors identified in the first quarter of 2006 the Company and the Audit Committee of the Board of Directors determined that it was necessary to restate the Company’s financial results for the quarter ended April 1, 2006 to reflect adjustments to the previously reported financial information. While the review identified errors relating to the periods from the fourth quarter of 2003 through December 31, 2005, the Company concluded that these errors were not material to the previously issued financial statements.
     While the review identified errors relating to the periods from the fourth quarter of 2003 through December 31, 2005, the Company concluded that these errors were not material to the previously issued financial statements. The first quarter of 2006 includes an adjustment to reduce revenue, cost of sales and operating expenses by $81,000, $43,000 and $5,000, respectively, related to the correction of immaterial errors related to prior periods.
     As a result, the condensed consolidated financial statements for the first quarter of 2006 are restated. The restated condensed consolidated financial statements reflect adjustments relating to the overstatement of revenue in both the ophthalmology and dermatology segments and the related cost of sales, operating expenses and income tax.
     For the three months ended April 1, 2006 total revenue decreased to $8.8 million from $9.0 million and net loss increased from $264,000 to $303,000. Basic and diluted net loss per share increased from ($0.03) to ($0.04). The overstatement of revenues, cost of sales and the related commissions included in operating expenses consist of the following errors:
•	Recognition of $101,000 of revenue related to sales in which the customer was provided non-standard return rights. The Company also adjusted $64,000 of associated cost of sales and related commissions of $6,000.

•	Failure to defer revenue of $48,000 related to sales in which title transfer did not occur prior to the end of the reporting period. The Company also adjusted $20,000 of associated cost of sales and related commissions of $3,000.

•	Failure to defer revenue of $18,000 related to the fair value of an undelivered element under sales arrangements with a multiple-element. No adjustment to cost of sales or operating expense was required for this transaction.

•	Tax benefit and accruals for income tax payable increased by $35,000 as a result of the adjustments detailed above.
     The adjustments had no impact on cash flows from operating, investing or financing activities.
     The Company’s management determined that these errors were a result of the Company’s failure to maintain effective controls over the completeness and accuracy of the revenue recognition process and concluded that these control deficiencies constituted a material weakness because they could result in the misstatement of the accounts that would result in a material misstatement of the annual or interim consolidated financial statements that would not be prevented or detected.
     The decision to restate the previously issued financial statements and the matters disclosed in this Item 4.02 have been discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRIDEX CORPORATION
By:	/s/ Larry Tannenbaum
Larry Tannenbaum
Chief Financial Officer, Secretary and Senior Vice President of Finance and Administration

Date: December 22, 2006